Exhibit 10.7

1998 MICROSOFT CORPORATION

STOCK OPTION GAIN AND BONUS DEFERRAL PROGRAM

1. Purpose.

The purpose of this 1998 Microsoft Corporation Stock Option Gain and Bonus Deferral Program is to further the long-term growth of Microsoft Corporation by allowing selected Microsoft Corporation executives to defer the payment of cash bonuses and the issuance of stock equal to the gain realized upon the exercise of stock options in order to keep their financial interests aligned with Microsoft and provide them with a long-term incentive to continue employment with Microsoft.

2. Effective Date.

This Program is established effective November 18, 1998.

3. Definitions.

3.1 Account or Accounts means the account(s) established for a Participant pursuant to Section 8, consisting of a Deferred Bonus Account and/or a Deferred Stock Option Gain Account. Accounts shall be maintained solely as bookkeeping entries by the Company to evidence unfunded, unsecured obligations of the Company.

3.2 Board means the Board of Directors of Microsoft Corporation.

3.3 Bonus means the amount payable by the Company to an Eligible Executive as an individual performance bonus, executive bonus or any other bonus/incentive award that is approved by the Program Administrator for deferral under the Program.

3.4 Claimant means a Participant (or in the case of the Participant’s death, the personal representative of his estate) who makes a written application to the Program

Administrator for benefits that he believes are due under the Program. For purposes of determining the proper death beneficiary under this Program, this Program shall not be interpreted as preempting applicable state law regarding the ownership rights of Accounts upon the Participant’s death. For example, although this Program states that upon a Participant’s death, Account balances will be paid to his estate, the personal representative will be obligated to pay any benefits owed to a spouse or otherwise as a result of any applicable community property laws.

3.5 Code means the Internal Revenue Code of 1986, as amended.

3.6 Company means Microsoft Corporation.

3.7 Deferral Election means an election to defer (i) issuance of the shares of Stock equal to the Stock Option Gain realized upon the exercise of an Option or (ii) receipt of part or all of a Bonus.

3.8 Deferral Period means with respect to a specific deferral of a Bonus or Stock Option Gain, the period of five (5), seven (7), or ten (10) years from the date on which the corresponding Bonus would otherwise have been paid or the date the Option was scheduled to expire had it not been exercised; provided that in the event of the Participant’s Termination of Employment the Deferral Period shall end on the date of Termination of Employment.

3.9 Deferred Bonus Account means a bookkeeping account established pursuant to Section 8.1 for Bonuses that are subject to a Participant’s Deferral Election.

3.10 Deferred Stock Option Gain Account means a bookkeeping account established pursuant to Section 8.2 for Stock Option Gains deferred under this Program.

3.11 Disability means any long-term disability as defined under the Company’s long-term disability plan. The Program Administrator, in its complete and sole discretion, shall determine a Participant’s Disability. The Program Administrator may require that the Participant submit to an examination on an annual basis, at the expense of the Company, by a competent physician or medical clinic selected by the Program Administrator to assist in the determination of Disability. On the basis of such medical evidence, the determination of the Program Administrator as to whether or not a condition of Disability exists or continues shall be conclusive.

3.12 Election Form means the form specified by the Program Administrator on which a Participant makes a Deferral Election.

3.13 Eligible Executive means a full-time employee of the Company who is (i) an elected officer of the Company, (ii) at the level of Vice President or above, (iii) at Level 80 or above on the Company’s salary range, and (iv) working within the United States of America. In addition, the Compensation Committee of the Board may, in its discretion, extend coverage to persons who are selected by the Committee and who either (x) meet all of the foregoing requirements except that they are working outside of the United States of America, (y) meet all of the foregoing requirements except that they are full-time employees of a subsidiary of the Company, or (z) are officers of a subsidiary of the Company.

3.14 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

3.15 Exercise means an election to exercise an Option.

3.16 Mature Shares means shares of the Company’s Stock delivered by a Participant in payment of the Exercise price of an Option; provided that Mature Shares shall not include any shares of the Company’s Stock that may be received upon exercise of such Option, nor Stock that the Participant purchased pursuant to a prior stock option exercise which occurred less than six months prior to the exercise of such Option.

3.17 Fair Market Value of the Stock as of a particular date means the closing price of the Stock as reported on NASDAQ on such date.

3.18 Option shall mean one or more non-qualified stock options, issued to a Participant under any stock option plan of the Company, with respect to which the Participant has elected to defer the Stock Option Gain. Option shall not include any rights under the Company’s Employee Stock Purchase Plan

3.19 Participant means an Eligible Executive who has elected to participate in the Program and has made a Deferral Election.

3.20 Program means this 1998 Microsoft Corporation Stock Option Gain and Bonus Deferral Program, as amended from time to time.

3.21 Program Administrator means the Compensation Committee of the Board, or its delegate or delegates appointed to administer the Program.

3.22 Program Year means the 12-month period from January 1 to December 31, provided that the initial Program Year shall be a short Program Year that begins on the Effective Date and ends on December 31, 1998.

3.23 Stock means Microsoft Corporation common stock.

3.24 Stock Option Gain means the number of shares underlying an Option minus the number of Mature Shares required to pay the Exercise price for those shares. For example, if a Participant elects to defer the gain on 100 shares and is required to deliver 10 shares of Stock as payment for the Exercise price on the 100 shares, the Stock Option Gain will be 90 shares.

3.25 Termination of Employment means the termination of the Participant’s employment relationship with the Company for any reason including, without limitation, involuntary termination with or without cause, voluntary termination, disability, death, or retirement.

4. Participation.

Each Eligible Executive becomes an active Participant on the date he first submits an Election Form pursuant to Section 5 or 6. An individual’s eligibility to make additional deferrals under Section 5 or 6 shall cease upon the date he ceases to be an Eligible Executive. In the event an Eligible Executive ceases to be an Eligible Executive (but does not incur a Termination of Employment) between the date a Deferral Election is made and the date (i) a Bonus is scheduled to be paid (absent the deferral) or (ii) an Option is exercised, the Bonus will be deferred and the Option will be exercisable and the gain deferred pursuant to the Participant’s prior Deferral Election. An individual who has been an active Participant under the Program will cease to be a Participant on the date his Accounts are fully paid out.

5. Bonus Deferral Election.

5.1 Manner. Each Eligible Executive may make an election to defer under the Program any percentage (in 10% increments up to 100%) of his Bonus by submitting a valid Election Form to the Program Administrator. To be effective, an Eligible Executive’s Election Form for a Bonus deferral must set forth the percentage of his Bonus to be deferred (in 10% increments), the investment choice under Section 8.1 (in 1% increments ), the Deferral Period, and any other information that may be requested by the Program Administrator from time to time. A Participant is not required to defer all Bonuses expected to be paid in any given year.

5.2 Timing. Subject to the next two sentences, an Eligible Executive must make a Deferral Election with respect to his Bonus in the calendar year prior, and at least six (6) months prior, to the date on which the Bonus would otherwise be paid. A new hire who is an Eligible Executive may make a Deferral Election with respect to his Bonus to be paid during the current calendar year so long as the Deferral Election is made either before his date of hire or within thirty (30) days after his date of hire, and is made before the Bonus is earned. The Program Administrator may establish limited Deferral Election periods during which Eligible Executives must make Deferral Elections.

6. Stock Deferral Election.

6.1 Manner. Each Eligible Executive may make an election to defer under the Program the Stock Option Gain on 100% of the shares underlying an Option or on a portion of the shares underlying the Option (in 10,000 share increments) that would otherwise be recognized upon exercise of an Option, by submitting a valid Election Form to the Program Administrator. To be effective, an Eligible Executive’s Election Form for a deferral of a Stock Option Gain must set forth the specific Option and number of shares on which the gain will be deferred the Deferral Period, and any other information that may be requested by the Program Administrator from time to time.

6.2 Timing. An Eligible Executive must make a Deferral Election with respect to an Option (i) at least six (6) months prior to the date such Option will be exercised, and (ii) prior to the calendar year in which such Option will be exercised. The Program Administrator may establish limited Deferral Election periods during which Eligible Executives must make Deferral Elections. Deferred Options may only be exercised within the last two months prior to the date the term of the Option is scheduled to expire. Notwithstanding anything in this Program to the contrary, in the event a Participant’s Option is expected to expire prior to its stated term (e.g., due to the termination of the Participant’s continuous status as an employee), the Deferred Options must be exercised during the two month period ending on the date the Option is expected to expire.

7. General Provisions Relating to Bonus and Stock Deferral Elections.

7.1 Separate Elections. A separate Deferral Election must be made by an Eligible Executive for each Bonus or Stock Option Gain deferral. If an Eligible Executive fails to file a properly completed and executed Election Form with the Program Administrator by the prescribed time, he will be deemed to have elected not to defer any Bonus or Stock Option Gain for the applicable Program Year.

7.2 Irrevocability of Elections. An election is irrevocable once received and determined by the Program Administrator to be properly completed. After the Program Administrator makes such determination, the Participant shall not be allowed to cancel the election nor increase or decrease the amount or percentage a Participant elects to defer.

7.3 Deferral Period. An Eligible Executive making a Deferral Election shall specify a Deferral Period of five (5), seven (7) or ten (10) years on his Election Form. On a one-time basis with respect to each deferral, a Participant may elect in writing to extend the Deferral Period for a Bonus or Stock Option Gain for an additional five (5), seven (7), or ten (10) years, provided that such extension is elected in the calendar year prior, and at least six (6) months prior, to the expiration of the initial Deferral Period and the Participant is an Eligible Executive at the time he makes the election to extend the Deferral Period.

8. Accounts.

8.1 Deferred Bonus Account.

(a) Any amount of Bonus deferred by an Eligible Executive for a Program Year will be deducted from the amount of his Bonus under the applicable compensation program at the time the Bonus would otherwise be paid and the amount deferred will be credited to the Participant’s Deferred Bonus Account. A Participant’s Deferred Bonus Account is a bookkeeping device to track the value of his deferrals (and the Company’s liability therefor). No assets shall be reserved or segregated in connection with any Deferred Bonus Account, and no Deferred Bonus Account shall be insured or otherwise secured. The Participant’s share of FICA and FUTA taxes owed on the deferred Bonus amount shall be deducted from the Participant’s salary or other cash compensation received on or about the date the deferred Bonus would otherwise have been paid. To the extent the Participant is not owed salary or other cash compensation sufficient to pay such taxes, the Participant must submit to the Company, a cash payment (by way of check, wire transfer, or otherwise) for the remaining amount of the Participant’s share of FICA and FUTA taxes owed on the deferred Bonus amount. In addition, a Participant may elect to pay the Company for the full amount of the Participant’s share of such employment taxes and avoid any reduction in his salary or other cash compensation. The Participant’s Deferred Bonus Account will not be credited with the deferred Bonus until the Company has received, through payroll withholding or directly from the Participant, the full amount of the Participant’s share of the employment taxes. Deemed investment earnings will not be credited for periods of time before the Bonus is credited to the Participant’s Deferred Bonus Account. In the event the Company does not receive the full amount of the Participant’s share of the employment taxes by the end of the calendar year in which the Bonus was otherwise to be paid, the Participant shall forfeit the Bonus and any obligation of the Company to pay the Bonus shall terminate.

(b) The Program Administrator shall specify two or more investment funds that shall serve as benchmarks for the investment performance of amounts credited to the Deferred Bonus Account. The Deferred Bonus Account shall be adjusted to reflect the gain or loss, net of any allocable costs or expenses, such account would experience had it actually been invested in the specified funds at the relevant times. The Deferred Bonus Account shall not be reduced for income or capital gains taxes the Company would have to pay on the investment income and gains it would earn if it invested the Deferred Bonus Account in the applicable investment funds. The Program Administrator may change the available investment funds from time to time, but not more frequently than quarterly. A Participant may select his investment options for his Deferred Bonus Account at such times and using such form or forms as the Program Administrator may specify. The investment options that the Participant selects will apply to his entire Deferral Bonus Account. The Company is not obligated to actually invest any assets in the investment funds selected by the Participant.

(c) The amount in a Participant’s Deferred Bonus Account shall be adjusted for gain or loss on the last day of each month (or more frequently, at the Program Administrator’s discretion) based on the performance of the investment options selected by the Participant in accordance with this Section 8.1.

(d) As of each December 31, the Program Administrator shall prepare and deliver to each Participant a statement listing the amount credited to his Deferred Bonus Account as of the close of business on December 31.

(e) A Participant’s interest in the value of his Deferred Bonus Account shall at all times be 100 percent vested, which means that it will not forfeit as a result of his Termination of Employment.

8.2 Deferred Stock Option Gain Account.

(a) A Participant must Exercise an Option during the two-month period that ends on the date the Option was scheduled to expire. On the date of Exercise, the Participant must deliver the Mature Shares to the Company in payment of the Exercise price. In addition, the Participant must deliver to the Company cash equal to the Participant’s share of the FICA and FUTA taxes owed with respect to such Exercise. An option exercise is not effective until the Company has received the required FICA and FUTA taxes from the Participant. Within thirty (30) days of Exercise, the Company will issue to the Participant a number of new shares equal to the number of Mature Shares and will credit the Stock Option Gain to the Participant’s Deferred Stock Option Gain Account.

(b) If a Participant fails to exercise an Option during the two-month period ending on the scheduled expiration date of the Option’s term, as required by Section 8.2(a) above, his Option will expire.

(c) A Participant’s Deferred Stock Option Gain Account is a bookkeeping device to track the value of his deferrals (and the Company’s liability therefor). No assets shall be reserved or segregated in connection with any Deferred Stock Option Gain Account, and no Deferred Stock Option Gain Account shall be insured or otherwise secured. The Deferred Stock Option Gain Account represents an unfunded obligation of the Company to issue to the Participant shares of Stock at the end of the Deferral Period. Although the shares of Stock will not be issued until the end of the Deferral Period as described in Section 9.1, the Company’s obligation to issue shares in the future shall be accounted for by denominating the obligation to each Participant in shares of Stock. Since the shares are not issued until the end of the Deferral Period, there are no voting or other shareholder rights associated with shares credited to the

Deferred Stock Option Gain Account; provided, however, that the amount of cash and stock dividends and stock splits declared from time to time on the Stock shall be credited to the Deferred Stock Option Gain Account as if the shares were issued at such time (and the amount of any cash dividend shall be deemed to have been reinvested on such date in additional Stock).

(d) If a Participant has not made a Deferral Election with respect to all options that were granted on the same date, and if he is not exercising all options available under said grant, then at the time of exercise the Participant shall identify which options are being exercised, deferred Options, options that were not deferred, or a combination of the two.

(e) As of each December 31, the Program Administrator shall provide each Participant with a statement setting forth the number of shares credited to the Participant’s Deferred Stock Option Gain Account, the value of such shares at the time originally credited to the Deferred Stock Option Gain Account based on the Fair Market Value on the date the shares were credited to the Deferred Stock Option Gain Account, and the value of such shares on such December 31 based on the Fair Market Value of Stock as of the close of business on such December 31.

(f) The Participant’s right to the value of his Deferred Stock Option Gain Account, as adjusted for gains and losses, shall be 100 percent vested at all times.

9. Distribution.

9.1 Timing. As soon as practicable following the final day of the Deferral Period for a specific deferral, the Company will distribute to the Participant (or in the case of the Participant’s death, his estate), all proceeds in the Participant’s Deferred Bonus Account and will issue to the Participant (or in the event of the Participant’s death, the personal representative or beneficiaries of his estate) shares of Stock credited to the Participant’s Deferred Stock Option

Gain Account, that are attributed to that deferral. With respect to a specific deferral, the final day of the Deferral Period shall be the earliest of the last day of the Deferral Period selected by the Participant in accordance with Section 7.3 or the date he has a Termination of Employment. Upon Termination of Employment, a Participant will have the same rights with respect to an unexercised Option that he would have if he had not elected to defer the Stock Option Gain relating to that Option. The portion of a Participant’s Accounts that can be attributed to a specific deferral shall be determined in the sole discretion of the Program Administrator.

9.2 Disability. In the event of a Participant’s Disability and upon application by such Participant, the Program Administrator may determine that payment of all, or part, of such Participant’s Accounts shall be made in a different manner, or on an earlier date than the time or times specified in Section 9.1 above, but only to the extent determined by the Program Administrator to be reasonably required to satisfy the Participant’s need.

10. Conditions Related to Benefits.

10.1 Nonalienation of Benefits. This Program inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Accounts of a Participant are not, except as provided in Section 10.2, subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Program or the Company.

10.2 Withholding Taxes. If the whole or any part of any Participant’s Accounts becomes liable for the payment of any estate, inheritance, income, or other tax that the Company may be required to pay or withhold, the Company will have the full power and authority to withhold and pay such tax out of any moneys or other property in its hand for the account of the Participant. The Company will provide the Participant notice of such withholding. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary. Any payment of benefits under Section 9 shall be net of any amounts the Company is required to withhold and remit as payment for taxes on behalf of the Participant.

10.3 Participant’s Unsecured Rights. The benefits provided by this Program are unfunded. All benefits payable under this Program to Participants are paid either from the general assets of the Company or in newly issued shares of Stock. Nothing contained in this Program requires the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. This Program creates only a contractual obligation on the part of the Company to pay the value of the Deferred Bonus Account and issue the shares of Stock equal to the amount credited to the Deferred Stock Option Gain Account. The Participant shall be no more than a general unsecured creditor of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.

10.4 Participant’s Cooperation. The Participant shall cooperate with the Company by furnishing any and all information requested by the Program Administrator in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Program Administrator may deem necessary and taking such other actions as may be requested by the Program Administrator. If the Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Program.

11. Administration of Program.

The Program Administrator shall administer the Program and shall have full discretionary authority to interpret, construe and apply its provisions and to make determinations as to an Eligible Executive’s right to participate in the Program and the timing and amount of benefits, if any, owed to the Participant (or in the case of the Participant’s death, his estate). The Program Administrator shall further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Program. Subject to the appeal procedure set forth in Section 14.2 below, all decisions of the Program Administrator shall be final and binding on all parties. The Program Administrator (including any individual members thereof) shall, except as prohibited by law, be indemnified and held harmless by the Company from any and all liabilities, costs, and expenses (including legal fees), to the extent not covered by liability insurance, arising out of any action taken by the Program Administrator (including any individual members thereof) with respect to the Program, unless such liability arises from the individual’s own gross negligence or willful misconduct.

12. Amendment or Termination of the Program.

12.1 Amendment of Program. The Company may at any time amend the Program in whole or in part, provided, however, that such amendment shall not decrease the amount credited to the Participant’s Accounts at the time of such amendment.

12.2 Termination of Program. The Company may at any time terminate the Program. If the Company terminates the Program, the date of such termination shall be treated as each Participant’s date of Termination of Employment for the purpose of calculating Program benefits, and the Company shall pay to the Participant in a cash lump sum the amount credited to the Participant’s Deferred Bonus Account and shall issue to the Participant shares of Stock credited to the Participant’s Deferred Stock Option Gain Account as of the date of Program termination (subject to applicable withholding of taxes pursuant to Section 10).

12.3 Constructive Receipt Termination. In the event the Program Administrator determines that amounts deferred under the Program with respect to a specific deferral have been constructively received by Participants and must be recognized as income for federal income tax purposes prior to the scheduled distribution of such amounts, the Program shall terminate with respect to such deferral and distributions shall be made to Participants of the Bonuses and Stock Option Gains (less applicable tax withholding) related to that deferral as determined by the Program Administrator. The determination of the Program Administrator under this Section shall be binding and conclusive on all parties.

12.4 Board Action. Amendment or termination of the Program shall be made by action of either the Board or the Compensation Committee of the Board.

13. Limitation of Rights.

13.1 No Right to Bonuses or Stock Options. Nothing in this Program shall be construed to give any Eligible Executive any right to be granted a bonus award or any stock options.

13.2 No Right to Continued Employment. Neither the Program nor a Participant’s deferral of any Bonus or Stock Option Gain, nor any other action taken pursuant to the Program, shall constitute, or be evidence of, any agreement or understanding, express or implied, that the Company or any of its subsidiaries or affiliates will employ any employee (including, without limitation, a Participant) for any period of time, in any position or at any particular rate of compensation. The Company reserves the right to terminate any employee’s employment at any time for any reason, except as otherwise expressly provided in a written employment agreement between the employee and the Company.

14. Claims Procedure.

14.1 Claims for Benefits. The Program Administrator shall notify a Claimant in writing, within ninety (90) days after it receives his written application for benefits, of his eligibility or noneligibility for benefits under the Program. If the Program Administrator determines that a Claimant is not eligible for benefits or full benefits, the notice shall set forth: (i) the specific reasons for such denial; (ii) a specific reference to the provisions of the Program on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect his claim, and a description of why it is needed; and (iv) an explanation of the Program’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Program Administrator determines that there are special circumstances requiring additional time to make a decision, the Program Administrator shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time of the initial review for up to an additional ninety-day period.

14.2 Appeals. If a Claimant is determined by the Program Administrator not to be eligible for benefits, or if the Claimant believes that he is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Board by filing a petition for review with the Board within sixty (60) days after receipt of the notice issued by the Program Administrator. Said petition shall state the specific reasons that the Claimant believes entitle him to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Board of the petition, the Board shall afford the Claimant (and counsel, if any) an opportunity to present his position to the Board orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Board shall notify the Claimant of its decision in writing within the sixty-day period. Such notice shall be written in a manner calculated to be understood by the Claimant, and shall state specifically the basis of the Board’s decision and the specific provisions of the Program on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the Board may defer its decision for up to another sixty-day period at the election of the Board, but notice of this deferral shall be given to the Claimant. The Board’s decision on appeal shall be final, binding and conclusive on all parties.

15. Miscellaneous.

15.1 ERISA Program. The Program is intended to be an unfunded program maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

15.2 Gender, Singular and Plural. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

15.3 Captions. The captions of the sections and subsections of the Program are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

15.4 Validity. If any provision of the Program is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Program.

15.5 Waiver of Breach. The waiver by the Company of any breach of any provision of the Program by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

15.6 Notice. Any notice or filing required or permitted to be given to the Program Administrator under the Program shall be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of the Company, directed to the attention of the Program Administrator. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

16. Legally Binding.

In the event of any consolidation, merger, acquisition or reorganization, the obligations of the Company under this Program shall continue and be binding on the Company and its successors or assigns. The rights, privileges, benefits and obligations under the Program are intended to be legal obligations of the Company and binding upon the Company, its successors and assigns.

17. Other Benefits.

Nothing in this Program shall diminish or impair the Participant’s eligibility, participation or benefit entitlement under any qualified retirement plan for employees of the Company, or any other benefit, insurance or compensation plan or agreement of the Company now or hereinafter in effect. Notwithstanding the foregoing, benefits paid under this Program shall not be considered as salary, wages or other compensation for purposes of calculating the amount of benefits payable under any other benefit plan, program or arrangement sponsored by the Company, its subsidiaries or affiliates including, without limitation, any life, disability or severance benefits.

18. Venue and Governing Law.

In the event the Company or any Participant or (or in the case of the Participant’s death, his estate) initiates litigation related to this Program, it is agreed and understood that venue for such action will be in King County, Washington. It is further agreed and understood that this Program shall be governed by and construed under the laws of the State of Washington, or federal law to the extent it preempts Washington law.

19. Attorneys Fees and Costs.

In the event that a dispute regarding benefits arises between the Company or Program Administrator and Participants (or in the case of the Participant’s death, his estate) and such dispute is resolved through arbitration or litigation in court, the prevailing party(ies) shall be entitled to their reasonable attorneys’ fees and costs incurred in such action.

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